Exhibit (h)(20)

FOURTH AMENDMENT TO THE

FUND ADMINISTRATION SERVICING AGREEMENT

THIS FOURTH AMENDMENT, effective as of December 1, 2017, to the Fund Administration Servicing Agreement, dated as of June 30, 2016, as amended (the “Agreement”), is entered into by and between THE RBB FUND, INC., a Maryland corporation, (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and USBFS desire to amend the series of the Company to add a new Fund; and

WHEREAS, Section 11 of the Agreement provides that the Agreement may be amended by written agreement executed by both parties, and authorized or approved by the Board of Directors of the Company.

NOW, THEREFORE, the parties agree to amend the Agreement by adding Exhibit M attached hereto for the purposes of adding the following series of The RBB Fund, Inc. to the Agreement:

Motley Fool Independence Fund

Motley Fool Great America Fund

Motley Fool Emerging Markets Fund

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE RBB Fund, Inc.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Salvatore Faia	By:	/s/ Joseph Neuberger

Printed Name: Salvatore Faia		Printed Name: Joseph Neuberger

Title: President		Title: President

Exhibit M to the Fund Administration Servicing Agreement – The RBB Fund, Inc.

Fund Name (Exhibit J fee schedule applies)

Motley Fool Independence Fund

Motley Fool Great America Fund

Motley Fool Emerging Market Fund